UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. 1)

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Navient Corporation
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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL
MEETING OF SHAREHOLDERS ON MAY 24, 2018

Navient’s Independent Directors Urge You to Vote
AGAINST Shareholder Proposal No. 4

May 16, 2018

Dear Fellow Shareholders:

The Board of Directors of Navient Corporation urges you to vote AGAINST Proposal No. 4, a proposal sponsored by the AFL-CIO Reserve Fund and the Employees’ Retirement System of Rhode Island requesting that Navient prepare a report on the governance measures it has implemented “to more effectively monitor and manage financial and reputational risks related to the student loan crisis in the United States.” One proponent has filed an open letter urging Navient shareholders to vote for Proposal No. 4 (“Proponent Letter”).

Our statement in opposition to the proposal, which summarizes why we believe the proposal is not helpful to shareholders or other stakeholders, can be found in Navient’s proxy statement. We believe that the proposal in general, and the Proponent Letter, in particular, reflect a fundamental misunderstanding of the real drivers of student loan concerns and the role of student loan servicers in addressing these drivers.

BOTH THE PROPOSAL AND THE PROPONENT LETTER MAKE FREQUENT REFERENCE TO A STUDENT LOAN CRISIS AND GROWING LEVELS OF STUDENT LOAN DEBT. YET NAVIENT, LIKE MOST STUDENT LOAN SERVICERS, DOES NOT SET TUITION LEVELS, MAKE THE LOANS TO BORROWERS TO PAY THAT TUITION OR SET THE TERMS OF THOSE LOANS.

Student Loan Servicers Do Not Interact with Borrowers Until After College Selection and Borrowing Decisions Have Already Occurred.

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As illustrated in the following chart,1 Navient’s role as a servicer begins after borrowers have made decisions about the cost of their education. The role of the servicer is confined to following its contractual requirements with the Federal government, and applicable law.

The Federal Government, Not Navient, Sets Eligibility, Interest Rates, and Other Terms of Virtually All Student Loans.

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Both the proposal and the Proponent Letter suggest that student loan servicers like Navient are a contributing factor to the level of student loan debt in the United States and a source of a student loan crisis. In fact, 93% of all student loans are owned or guaranteed by the Federal government, which sets borrowing eligibility, loan amounts, interest rates and repayment options.

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Servicers of federally-owned loans (78% of all loans) do not keep the interest on the loans, are not paid based on how much debt students borrow, and make substantially less for borrowers who delay their payments through forbearance. The fees and performance measures for federal student loan servicers create incentives to keep borrowers current; the fees are based on number of borrowers—and not debt—so servicers have no incentives to see students borrow more or see them fall behind on their debts.

THE PROPOSAL REFERENCES “INCREASED DEFAULTS” AND THE PROPONENT LETTER REFERENCES “GROWING STUDENT LOAN DELINQUENCY TRENDS.”

In Fact, Delinquency and Default Rates Have Been Declining.

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In the past three years, nationally, the percent of federal borrowers who are seriously past due on their payments has decreased 24%, while the percent of federal dollars delinquent by 90 days or more has decreased by 19%.

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Each graduating class serviced by Navient since 2010 has experienced better delinquency rates as the economy has improved.

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Since December 2015, the rate of federal borrowers entering default has decreased by 20%, according to Department of Education data.

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While delinquency and default rates are declining, it is important to recognize that the most significant challenges are among individuals who borrowed relatively small amounts—generally a signal that they did not complete college. A White House report published in 2016 by the Obama administration showed that two-thirds of defaults came from borrowers with less than $10,000 in balances. At these levels, it is clear these are borrowers who went to college, borrowed, but did not complete their degree. Those who did not complete are nearly three times as likely to default as those who achieved their degree.2

CONTRARY TO THE ASSERTIONS IN THE PROPONENT LETTER AND THE PROPOSAL, NAVIENT IS NOT A SOURCE OF A “STUDENT LOAN CRISIS”. RATHER NAVIENT CONSISTENTLY OUTPERFORMS OTHER STUDENT LOAN SERVICERS AND IS THE SOURCE OF THOUGHTFUL, ACTIONABLE PROPOSALS THAT WOULD HELP ADDRESSS SOME OF THE ROOT CAUSES OF STUDENT LOAN BORROWER DISTRESS.

Navient Has a Long Track Record of Supporting Borrower Success and Producing Leading Outcomes.

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In carrying out its role as a loan servicer, Navient has earned an excellent track record, as demonstrated by metrics such as delinquency rates and default rates that are substantially better than those of loans serviced by its competitors. In fact, according to the latest Cohort Default Rate, borrowers serviced by Navient were 37% less likely to default than others. 3

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Navient educates borrowers about repayment options and facilitates enrollment in alternative payment plans such as income-driven repayment. In fact, Navient leads comparable servicers in volume of loans enrolled in plans based on income.

1 For more information please see navient.com/facts.
2 See https://obamawhitehouse.archives.gov/sites/default/files/page/files/20160718_cea_student_debt.pdf.
3 See https://news.navient.com/news-releases/news-release-details/federal-student-loan-borrowers-serviced-navient-are-37-less.

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Navient’s proactive, multi-channel communications approach leads other servicers in helping at-risk borrowers avoid default. According to data released in May 2018, borrowers who did not graduate and who are new to repayment were most successful if their loans were serviced by Navient.

Navient Continually Improves Its Programs and Has Proposed a Series of Student Loan Reforms to Address the Real Drivers of Student Loan Concerns.

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Navient regularly updates its servicing program to address the needs we see through our customer feedback analysis and customer research. For example, we have overhauled our customer website to make it easier to navigate, created more visible reminders for payment plan deadlines, established a specialized team to serve military customers, sped up payment processing times, and added functionality to more easily direct payments. Navient also developed, piloted, and implemented a new process to help enroll struggling FFELP borrowers in IDR plans, significantly reducing the number of steps to complete IDR applications.

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Navient has developed a series of practical recommendations for reforms that would make a meaningful difference to struggling student loan borrowers, including simplifying repayment plans, streamlining income-driven repayment enrollment processes, enabling courtesy credit bureau retractions, bankruptcy reform, and financial education. For example, see “Truth in student lending: What borrower complaints say about improving student loans,” and “The student loan crisis we should work together to solve” at https://news.navient.com/views-speeches.

CITED ALLEGATIONS ARE UNPROVEN AND UNFOUNDED AND DO NOT SUPPORT THE PROPOSAL

Lastly, the Proponent Letter as support for the Proposal cites certain pending actions by the Consumer Financial Protection Bureau (CFPB) and by the Attorneys General of the States of Illinois, Washington, and Pennsylvania, suggesting Navient’s business practices—as characterized by the unproven allegations contained in these lawsuits—are a source of a student loan crisis. In fact, Navient has denied these allegations, and no court has determined that it engaged in any of the practices being alleged. Navient is vigorously defending itself against these actions and has published its response at navient.com/facts.

For all the reasons set forth in our proxy statement and this letter, we urge our shareholders to vote AGAINST Proposal No. 4.

Sincerely,
John F. Remondi	William M. Diefenderfer, III
President and Chief Executive Officer	Chairman of the Board of Directors